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                                                                    Exhibit 23.1

                          Independent Auditors' Consent


The Board of Directors
USDATA Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-65505 and 333-82927) of USDATA Corporation of our report dated February 3, 2003, except for note 6, which is as of March 17, 2003, relating to the consolidated balance sheets of USDATA Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of USDATA Corporation.




Dallas, Texas
April 14, 2003